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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

[COOLEY GODWARD LLP LETTERHEAD]

September 5, 2000

Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA  94089


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Molecular Devices Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering up to 897,196 shares of the Company's Common Stock, $0.001 par value (the "Shares"), for issuance pursuant to LJL BioSystems, Inc. 1994 Equity Incentive Plan, LJL BioSystems, Inc. 1997 Stock Plan and LJL BioSystems, Inc. 1998 Directors' Stock Option Plan (collectively, the "Plans"), which have been assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2000, by and among the Company, LJL BioSystems, Inc., a Delaware corporation, and Mercury Acquisition Sub, Inc., a Delaware corporation.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans and the options to be granted thereunder, will be validly issued, fully paid and non-assessable (except for Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Suzanne Sawochka Hooper
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        Suzanne Sawochka Hooper